Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated March 26, 2019, relating to the financial statements of CIM Income NAV, Inc. (formerly, Cole Real Estate Income Strategy (Daily NAV), Inc.) and subsidiaries appearing in the Annual Report on Form 10-K of CIM Income NAV, Inc. (formerly, Cole Real Estate Income Strategy (Daily NAV), Inc.) for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Phoenix, Arizona
February 10, 2020